Exhibit 12.1

Applied Genetic Technologies Corporation

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollar amounts in thousands)

(Unaudited)

	Nine Months Ended March 31, 2018	Year Ended June 30,
		2017	2016	2015
Ratio of Earnings to Fixed Charges
Earnings
(Loss) income before income tax expense (before adjustment for income or loss from equity investees)	$(14,749)	$2,807	$(1,381)	$(24,318)
Plus:
Fixed charges
Amortization of capitalized interest	5	2	—	—
Distributed income of equity investees	(5)	—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—
Less:
Capitalized interest	—	34	—	—
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—

(Loss) income before income tax expense and fixed charges	$(14,749)	$2,775	$(1,381)	$(24,318)

Fixed charges
Interest expense, net, including amortization of premiums, discounts and capitalized expenses related to indebtedness	$5	$2	$—	$—
Capitalized interest	—	34	—	—
Estimate of interest component in rent expense	101	—	—	—

Total fixed charges	$106	$36	$—	$—

Ratio of earnings to fixed charges	NM	77	NM	NM

(Deficiency) excess	$(14,855)	$2,739	$(1,381)	$(24,318)

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Earnings
(Loss) income before income tax expense (before adjustment for income or loss from equity investees)	$(14,749)	$2,807	$(1,381)	$(24,318)
Plus:
Fixed charges
Amortization of capitalized interest	5	2	—	—
Distributed income of equity investees	(5)	—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—
Less:
Capitalized interest	—	34	—	—
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—
Preferred dividends	—	—	—	—

(Loss) income before income tax expense and fixed charges	$(14,749)	$2,775	$(1,381)	$(24,318)

Fixed charges
Interest expense, net, including amortization of premiums, discounts and capitalized expenses related to indebtedness	$5	$2	—	—
Capitalized interest	—	34	—	—
Estimate of interest component in rent expense	101	—	—	—
Preferred dividends	—	—	—	—

Total fixed charges	106	36	—	—

Ratio of earnings to fixed charges	NM	77	NM	NM

(Deficiency) excess	$(14,855)	$2,739	$(1,381)	$(24,318)